FORM 10-Q

Exhibit 2.1(k)
                 OMNIBUS TERMINATION AND RELEASE
                        AND RECONVEYANCE

          This OMNIBUS TERMINATION AND RELEASE (this
"Termination"), dated as of March 26, 1997 is made by and between CONE MILLS CORPORATION, a North Carolina corporation ("Cone
Mills") and DELAWARE FUNDING CORPORATION, a Delaware corporation
("DFC").

                      W I T N E S S E T H:

          WHEREAS, Cone Mills and DFC are parties to that certain Receivables Purchase Agreement, dated as of August 11, 1992 (as amended, the "1992 Receivables Purchase Agreement"), by and between Cone Mills, as seller (Cone Mills in such capacity, the "Seller") and DFC, as buyer (DFC in such capacity, the "Buyer"), pursuant to which the Buyer from time to time purchases undivided percentage ownership interests (the "Purchased Interests") in trade receivables of the Seller resulting from the sale of goods or services to its customers by the Seller ("Receivables");

          WHEREAS, Cone Mills, DFC and a certain subsidiary of Cone Mills desire to enter into new receivables purchase arrangements (the "1997 Agreements") with respect to the Receivables; and

          WHEREAS, it is a condition precedent to the consummation of the 1997 Agreements that, contemporaneously with the execution and delivery thereof, the 1992 Receivables Purchase
Agreement be terminated and the parties released from their obligations thereunder.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do covenant and agree as follows:

          1. Capitalized terms used in this Termination and not otherwise defined herein shall have the meanings assigned to them in the 1992 Receivables Purchase Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Termination shall refer to this Termination as a whole and not to any particular provision of this Termination.
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FORM 10-Q

Exhibit 2.1(k)  (continued)

               2.   DFC, as assignor, hereby assigns and
transfers to Cone Mills all of its right, title and interest in, to and under, and all of its duties, liabilities and obligations (collectively, the "Assigned Interests") under or pursuant or with respect to the Receivables and all Related Security with respect thereto, and the Purchased Interests therein.

               3. Cone Mills hereby assumes and accepts the Assigned Interests and agrees to perform under and be bound by all the terms of each of the Receivables.

               4. The 1992 Receivables Purchase Agreement is hereby terminated and the parties thereto are hereby released from, and each of the parties hereto hereby cancels and discharges, any and all obligations and liabilities thereunder with respect to the period from and after the date hereof.

               5. Each of the parties hereto agrees that the termination of the 1992 Receivables Purchase Agreement hereunder is irrevocable and it will not take any action or make any direction which could prejudice any of the rights hereunder of the parties to any such 1992 Receivables Purchase Agreement and that any such action or direction shall be void. Each party hereto agrees that it shall, at any time and from time to time, promptly and duly execute and deliver any and all such instruments and documents of further assurance and all such supplemental instruments and take such further action as a party to the 1992 Receivables Purchase Agreement may reasonably deem necessary to carry out the purposes and intent of this Termination.

               6. This Termination shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each of the parties to the 1992
Receivables Purchase Agreement and its successors and permitted assigns.

               7.   This Termination may be executed in any
number of counterparts, all such counterparts together constituting but one and the same instrument. This Termination shall be effective, and shall be binding on each party hereto, on the date first above written.

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FORM 10-Q

Exhibit 2.1(k)  (continued)


          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination as of the day and year first above set forth.

                              CONE MILLS CORPORATION



                              By:/s/ David E. Bray
                                 Title: Treasurer


                              DELAWARE FUNDING CORPORATION
                              By:  MORGAN GUARANTY TRUST COMPANY
                                   OF NEW YORK, as attorney-in-
                                   fact for Delaware Funding
                                   Corporation


                              By:/s/ Richard A. Burke
                                 Title: Vice President

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